Exhibit 10.2

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this document is __________

PERFORMANCE UNIT AWARD

UNDER THE PROVISIONS OF

ONE OF THE KROGER CO.

LONG-TERM INCENTIVE PLANS

Pursuant to the provisions of a Long-Term Incentive Plan (the “Plan”) of The Kroger Co., the Compensation Committee of the Board of Directors (the “Committee”) has granted to you,  on ____________, _____, a performance unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1.     Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, The Kroger Co. (the “Company” or “Kroger”) will deliver to you the number of common shares, $1 par value per share, of Kroger (the “Shares”) equal to the product determined by multiplying (a) the number of performance units converted from the value indicated on your 2017 Executive Compensation form or award letter (“Notice of Award”) by (b) the percentage determined in accordance with the provisions of Paragraphs 2 and 3 below. Delivery of Shares will be deemed to occur on the date of the regularly scheduled meeting of Kroger’s Board of Directors held in March 2020 or such other date as determined by the Committee, and Shares will be deposited into your account at Kroger’s designated brokerage firm as soon thereafter as is administratively practical.

2.     Performance Criteria. You are eligible to earn a percentage of the number of Shares indicated on your Notice of Award.  The percentage will be determined based on (i) improvement in Customer 1st Tracker scores, (ii) reductions in Total Operating Costs (excluding fuel) as a percentage of sales, (iii) improvement in Associate Survey scores, and (iv) improvement in Return on Invested Capital,  as of the end of the third fiscal year (the “Performance Period”) from January 29, 2017. Fiscal year end 2016 results will be the base against which performance will be measured.    Customer 1st Tracker is a measure of Company performance in four key areas (People, Shopping Experience, Product and Price) based on results of customer surveys.  The Customer 1st Tracker methodology to be used is the one currently in use by the Company, subject to such modifications as the Committee may approve from time to time.  Total operating costs will be calculated by adding (i) OG&A, depreciation, and rent (excluding fuel), for the total Company, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations (excluding fuel) for the Company’s supermarket operations.  Total operating costs will exclude one-time expenses incurred in lieu of future anticipated obligations.  Future expenses that are avoided by virtue of the incurrence of the one-time expense will be deemed to be total operating expenses in the year in which they otherwise would have been incurred.  Associate Survey is a measure of Company performance designed to measure the engagement of Kroger associates, based on the results of associate surveys.  The Associate Survey engagement index score to be used is the one currently in use by the Company, subject to such modifications as the Committee may approve from time to time.

Return on invested capital will be calculated by dividing adjusted operating profit for the prior four quarters by the average invested capital.  Adjusted operating profit will be calculated by excluding unusual items included in operating profit, and adding our LIFO charge, depreciation and amortization, and rent.  Average invested capital will be calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization, and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, and (iv) the average other current liabilities.  Averages are calculated for return on invested capital by adding the beginning balance of the first quarter and the ending balance of the fourth quarter, of the last four quarters, and dividing by two.

3.     Calculation of Awards.  The number of shares earned will be based on the criteria set forth in Paragraph 2 above, calculated in the manner shown on Attachment A, and prorated in accordance with Paragraph 5 below, if applicable.  Any resulting partial Shares will be rounded up or down to the nearest whole Share amount.  Kroger will pay to participants, in cash, an amount equal to the product of the total dividends per share paid on Kroger common shares during the Performance Period and the number of shares earned during the Performance Period.    In all cases, the effect during the Performance Period of accelerating the payment, funding, or recognition of expense of multi-employer pension liability, or the imposition of pension withdrawal liability; in either case undertaken by Kroger as part of its effort to mitigate its exposure to multi-employer pension plan liability, will be excluded for purposes of calculating the award hereunder.  In no event will awards exceed 100% of the number of Shares indicated on the Notice of Award.

4.     Adjustments.  The Committee will make such adjustments as it deems necessary or desirable based on changes in accounting or tax law, or on account of any acquisition, disposition or other developments that may affect the calculation of awards under this Agreement.

5.     Termination of Employment, Permanent Disability, Retirement, or Death of Participant.

(a)Participation in the Plan does not create a contract of employment, or grant any employee the right to be retained in the service of Kroger.  Any participant whose employment is terminated by Kroger; who voluntarily terminates his or her employment (other than in accordance with paragraph (b) below); or whose pay level drops below pay level 35, prior to the end of the Performance Period, will forfeit all rights hereunder.

(b)If a participant voluntarily terminates his or her employment after reaching age 55 with at least five years of service with Kroger,  or due to permanent disability as determined by Kroger,  participation will continue, and that participant will receive a prorata number of Shares earned according to the terms of the award proportionate to the period of active service during the Performance Period.

(c)If a participant is on an approved leave of absence during the Performance

Period for which they are eligible,  participant will be given service credit for 90 days.  Thereafter, the award will be reduced by a pro-rata amount for any leave time that extends beyond 90 days, with discretion reserved for special circumstances.

(d)If a participant dies during the Performance Period, participation will continue until the end of the fiscal year in which the death occurs, and the participant's designated beneficiary (or if none, then the participant's estate) will receive a prorata number of Shares earned and dividends earned according to the terms of the award proportionate to the period of active service during the Performance Period before the participant's death.  The amount of Shares to be issued, as soon as reasonably practicable as determined by the Committee, will be determined as of the end of the fiscal year in which the participant’s death occurs based on actual results as of the end of that fiscal year.

(e)Notwithstanding anything contained in this paragraph 5 to the contrary, in the event that during the Performance Period the participant provides services as an employee, director, consultant, agent, or otherwise, to any of Kroger’s competitors, this agreement and the award hereunder terminate.  For purposes of this paragraph 5(d), a competitor is any business that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail in one or more of the same geographic areas that Kroger sells those products.

(f)For purposes of the Plan, “period of active service” means the period of time that the participant actually is working for Kroger, subject to paragraph 4(c), plus any earned but unused vacation for the year in which the participant ceases employment, and excluding any “banked” vacation earned but not taken in prior years.

6.     Change in Control.  Shares in an amount equal to 50% of the number of Shares and the dividends related to those shares indicated on the Notice of Award will be delivered to you if at any time after the date of this agreement any of the following occur:

(a)without prior approval of Kroger’s Board of Directors, any person,  group, entity or group thereof, excluding Kroger’s employee benefit plans, becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of our then outstanding voting securities; or

(b)a tender or exchange offer has expired, other than an offer by Kroger, under which 20% or more of our then outstanding voting securities have been purchased; or

(c)as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by Kroger’s Board of Directors, the individuals who were directors of Kroger immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

(e)Kroger’s shareholders have approved (i) an agreement to merge or consolidate with or into another corporation and Kroger is not the surviving corporation or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of Kroger’s assets.

7.     Transferability. Your right to receive a payout under this award is not assignable or transferable by you other than by will or by the laws of descent and distribution.

8.     Taxes.    In connection with a payment to you under this award, Kroger will withhold or cause to be withheld from that payment the amount of tax required by law to be withheld with respect to the payment.   For Shares to be issued under this award, Kroger will withhold sufficient Shares with a market value equal to the tax required by law to be withheld with respect to the award unless you have notified us in writing in advance of the issuance of the Shares of your desire to pay the taxes and have made the funds available to us or our designated agent.

9.     Compliance with Code.  This award is designed to be exempt from the provisions of Section 409A of the Code as a short term deferral.  This award will be construed, administered, and governed in a manner that affects that intent.   Kroger does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder.  In the event that any other agreement serves to modify this award in a manner that causes the award to not be exempt from Section 409A as a short term deferral, any issuance of Shares or payment of cash to a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i) (or any successor thereto) on account of termination of employment will be made six months after the date of termination, and termination of employment will not be considered to occur until there is a termination of employment within the meaning of Treasury Regulation Section 1.409(h)(1)(ii), where the employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

10.     Acceptance of Agreement.  In the event that you fail to accept this Agreement within one year from the grant date, Kroger will accept it on your behalf, and your failure to notify Kroger in writing directed to the Benefits Department, The Kroger Co., 1014 Vine Street, Cincinnati, OH  45202, of your desire to reject this Agreement will be deemed to be your express authority for Kroger to accept this Agreement on your behalf.

11.     Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  No amendment will adversely affect your rights under this Agreement without your consent. Notwithstanding the forgoing, to the extent necessary to preserve Kroger’s federal tax deduction that would otherwise be denied due to Section 162(m) of the Internal Revenue Code (applicable only to certain top senior executives), Kroger may elect (without your consent) to delay delivery of your award Shares until 30 days following your termination of employment.  If Kroger so elects to delay payment, all other deferred compensation payments for the year that would be nondeductible under Section 162(m) also will be delayed to avoid negative tax consequences to you.

12.     Severability. In the event that any provision of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof.  The remaining provisions will continue to be valid and fully enforceable.

13.     Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. Capitalized terms used herein without definition have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the grant of this award.

14.     Successors and Assigns. Without limiting Paragraph 7 hereof, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Kroger.

15.     Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

THE KROGER CO.

By

“participant”

ATTACHMENT A

TO

PERFORMANCE UNIT AWARD

Performance Metric	Shares Earned as a Percent of the Number of Shares Covered by the Award
Customer 1st	4% per each point improvement over the performance period, provided that no decrease occurs in any of the four key areas.
Associate Survey	4% per each point improvement
Total Operating Costs	0.50% per each basis point reduction
Return on Invested Capital	4% per each basis point improvement